EXHIBIT 99.3
OSI Pharmaceuticals Announces Update to Timing of European Union Approval for Macugen®(Pegaptanib Sodium Injection)
MELVILLE, N.Y.—(BUSINESS WIRE)—Dec. 14, 2005—OSI Pharmaceuticals, Inc. (NASDAQ: OSIP) announced today that the Committee for Medicinal Products for Human Use (CHMP), the scientific committee of the European Medicines Agency (EMEA), has advised Pfizer Inc, (OSI) Eyetech’s international marketing partner for Macugen®(pegaptanib sodium injection), that it will issue an updated positive opinion recommending approval of Macugen for the treatment of neovascular (wet) age-related macular degeneration (neovascular AMD). The reason for this updated opinion is to include updated label information related to rare occurrences of hypersensitivity during the administration of Macugen. It is unclear whether or not the hypersensitivity is associated with Macugen or the anaesthetics and antibiotics which are co-administered with Macugen. OSI now anticipates European Union approval of Macugen in January 2006 and still anticipates launch in the first quarter of 2006.
Macugen was approved by the U.S. Food and Drug Administration in December 2004 and by Brazilian regulatory authorities in May 2005 for use in the treatment of neovascular AMD. In May 2005, Canadian regulatory authorities approved Macugen for the treatment of subfoveal choroidal neovascularization (CNV) secondary to age-related macular degeneration. Macugen is currently available in the U.S. and Canada. Applications to market and sell Macugen also have been filed in twelve additional countries.
(OSI) Eyetech, and Pfizer Inc. co-promote Macugen in the United States. (OSI) Eyetech has granted Pfizer the exclusive rights to commercialize Macugen in countries outside the United States pursuant to a royalty-bearing licensing agreement.
About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration (neovascular AMD) and is administered in a 0.3-mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two pathological processes that contribute to the vision loss associated with neovascular AMD.
For full prescribing information about Macugen, please visit http://www.macugen.com/.
Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections.
Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique — which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) — should always be utilized when administering

Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.
Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.
Serious adverse events related to the injection procedure occurring in less than 1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.
Most frequently reported adverse events in patients treated for up to two years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.
About OSI Pharmaceuticals
OSI Pharmaceuticals is committed to “shaping medicines and changing lives” by discovering, developing and commercializing high-quality and novel pharmaceutical products that extend life or improve the quality of life for patients with cancer, eye diseases, and diabetes. The Company operates through three business teams, (OSI) Oncology, (OSI) Eyetech and (OSI) Prosidion. (OSI) Oncology is focused on developing molecular targeted therapies designed to change the paradigm of cancer care.
(OSI) Eyetech specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. (OSI) Prosidion is committed to the generation of novel, targeted therapies for the treatment of type 2 diabetes and obesity. OSI’s flagship product, Tarceva® (erlotinib), is the first drug discovered and developed by OSI to obtain FDA approval and the only EGFR inhibitor to have demonstrated the ability to improve survival in both non-small cell lung cancer and pancreatic cancer patients. OSI markets Tarceva through partnerships with Genentech, Inc. in the United States and with Roche throughout the rest of the world. Macugen® (pegaptanib sodium injection) is approved in the United States for the treatment of neovascular age-related macular degeneration. OSI commercializes Macugen in partnership with Pfizer Inc.
This news release contains forward-looking statements. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. Factors that might cause such a difference include, among others, the completion of clinical trials, the FDA review process and other governmental regulation, OSI’s and its collaborators’ abilities to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, the ability to effectively market products, and other factors described in OSI Pharmaceuticals’ filings with the Securities and Exchange Commission.
CONTACT: OSI Pharmaceuticals, Inc.
Kathy Galante, 631-962-2000
or
(OSI) Eyetech
Chris Smith, 212-824-3203
SOURCE: OSI Pharmaceuticals, Inc.